Exhibit 21-A

OTTER TAIL CORPORATION

Subsidiaries of the Registrant
March 1, 2004

Company	State of Organization
Otter Tail Energy Services Company, Inc.	Minnesota
Overland Mechanical Services, Inc.	Minnesota
Otter Tail Assurance, LTD.	Cayman Islands
Varistar Corporation	Minnesota
Northern Pipe Products, Inc.	North Dakota
Vinyltech Corporation	Arizona
T.O. Plastics, Inc.	Minnesota
St. George Steel Fabrication, Inc.	Utah
DMI Industries, Inc.	North Dakota
BTD Manufacturing, Inc.	Minnesota
ShoreMaster, Inc.	Minnesota
Galva Foam Marine Industries, Inc.	Missouri
DMS Health Technologies, Inc.	North Dakota
DMS Imaging, Inc.	North Dakota
DMS Computed Imaging, Inc.	Texas
DMS Imaging Canada, Inc.*	Province of Ontario, Canada
DMS Leasing Corporation*	North Dakota
Midwest Construction Services, Inc.	Minnesota
Aerial Contractors, Inc.	North Dakota
Moorhead Electric, Inc.	Minnesota
Lynk3 Technologies, Inc	Minnesota
AC Equipment	Minnesota
Ventus Energy Systems, Inc.	Minnesota
DDCFS, Inc.	South Dakota
Foley Company	Missouri
Chassis Liner Corporation	Minnesota
Chassis Liner Credit Corporation*	Minnesota
Chart Automotive LLC*	Minnesota
E. W. Wylie Corporation	North Dakota
Midwest Information Systems, Inc.	Minnesota
Midwest Telephone Company	Minnesota
Osakis Telephone Company	Minnesota
The Peoples Telephone Co. of Bigfork	Minnesota
Data Video Systems, Inc.	Minnesota
MIS Investments, Inc.	Minnesota

*Inactive